AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            NSTOR TECHNOLOGIES, INC.,

                              NTI ACQUISITION CORP.

                                       AND

                                 ANDATACO, INC.

                           DATED AS OF AUGUST 27, 1999

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                                TABLE OF CONTENTS

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ARTICLE I

         DEFINITIONS..............................................................................................1
              1.1          Definitions............................................................................1

ARTICLE II

         THE MERGER...............................................................................................2
              2.1          Merger.................................................................................2
              2.2          Closing................................................................................2
              2.3          Articles of Organization and Bylaws of Surviving Corporation...........................2
              2.4          Directors and Officers.................................................................2

ARTICLE III

         CONVERSION OR CANCELLATION OF THE COMPANY'S COMMON STOCK ................................................3
              3.1          Conversion and Cancellation of The Company's Capital Stock.............................3
              3.2          Dissenting Shares/Rights of Appraisal..................................................4
              3.3          Exchange of Certificates...............................................................4
                           (a)      Exchange Agent................................................................4
                           (b)      Exchange Procedures...........................................................5
                           (c)      Distributions with Respect to Unexchanged
                                    Shares of nStor Common Stock..................................................5
                           (d)      Fractional Shares.............................................................6
                           (e)      Termination of Exchange Fund..................................................6
                           (f)      No Liability..................................................................6
                           (g)      Withholding Rights............................................................6
                           (h)      Lost Certificates.............................................................6
              3.4          No Further Rights......................................................................6
              3.5          Closing of the Company's Transfer Books................................................7
              3.6          Stock Options and Warrants.............................................................7
              3.7          Tax Consequences.......................................................................7

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...........................................................8
              4.1          Organization, Standing, etc. of the Company............................................8
              4.2          Authorization and Execution............................................................8
              4.3          Capitalization.........................................................................8
              4.4          SEC Reports and Financial Statements...................................................9



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              4.5          No Broker's or Finder's Fees...........................................................9
              4.6          Opinion of Financial Advisor...........................................................9
              4.7          Information Supplied...................................................................9

ARTICLE V

         REPRESENTATIONS AND WARRANTIES
         OF NSTOR AND THE NSTOR SUBSIDIARY.......................................................................10
              5.1          Organization, Standing, etc., of nStor................................................10
              5.2          Organization, Standing, etc., of nStor Subsidiary.....................................10
              5.3          Authorization and Execution...........................................................10
              5.4          Capitalization........................................................................11
              5.5          SEC Reports and Financial Statements..................................................11
              5.6          No Broker's or Finder's Fees..........................................................12
              5.7          Information Supplied..................................................................12

ARTICLE VI

         COVENANTS OF THE COMPANY................................................................................12
              6.1          Investigations........................................................................13
              6.2          Operation of the Company..............................................................13
              6.3          No Solicitation.......................................................................15
              6.4          Board Approval, Fairness Opinion, Shareholder
                           Approval and Proxy Statement..........................................................17
              6.5          Financial Statements and Reports......................................................18
              6.6          Notice and Cure.......................................................................18
              6.7          Best Efforts and Consents.............................................................18
              6.8          Agreements and Covenants..............................................................19

ARTICLE VII

         COVENANTS OF NSTOR AND THE NSTOR SUBSIDIARY ............................................................19
              7.1          Investigations........................................................................19
              7.2          Conduct of Business of the nStor Subsidiary...........................................19
              7.3          Operation of nStor....................................................................19
              7.4          Obligation of nStor to Make Merger Effective and
                           The nStor Subsidiary's Shareholder Consent............................................19
              7.5          Notice and Cure.......................................................................20
              7.6          Best Efforts and Consents.............................................................20
              7.7          Information for Proxy Statement for the Company's Shareholders........................20
              7.8          Board Approval, Shareholder Approval, Proxy
                           Statement and Registration Statement..................................................20
              7.9          Financial Statements and Reports......................................................21
              7.10         Agreements and Covenants..............................................................21


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ARTICLE VIII

         CONDITIONS..............................................................................................21
              8.1          General Conditions....................................................................21
                           (a)      Shareholder Approval.........................................................21
                           (b)      No Violations or Proceedings.................................................21
                           (c)      Registration Statement.......................................................22
                           (d)      Amex Listing.................................................................22
                           (e)      Approvals of Tribunals and Other Persons.....................................22
              8.2          Conditions to the Obligation of nStor and The nStor Subsidiary........................22
                           (a)      Representations and Warranties True and Correct..............................22
                           (b)      Satisfaction of Obligations..................................................22
                           (c)      Opinion of Counsel...........................................................22
              8.3          Conditions to Obligations of The Company..............................................22
                           (a)      Representations and Warranties...............................................23
                           (b)      Satisfaction of Obligations..................................................23
                           (c)      Opinion of Counsel...........................................................23
                           (d)      Fairness Opinion.............................................................23
                           (e)      nStor Stock Options..........................................................23

ARTICLE IX

         TERMINATION; PAYMENT OF EXPENSES........................................................................23
              9.1          Termination of Agreement and Abandonment of Merger....................................23
                           (a)      Mutual Consent...............................................................23
                           (b)      nStor or the Company.........................................................23
                           (c)      nStor or the nStor Subsidiary................................................24
                           (d)      Company......................................................................24
              9.2          Effect of Termination.................................................................24
              9.3          Amendment.............................................................................24
              9.4          Extension; Waiver.....................................................................24
              9.5          Fees and Expenses.....................................................................25

ARTICLE X

         FURTHER COVENANTS.......................................................................................25
              10.1         nStor to Cause nStor Subsidiary and Surviving
                           Corporation To Perform................................................................25
              10.2         Indemnification and Insurance of Company Officers and Directors.......................25
              10.3         Binding Effects.......................................................................26


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ARTICLE XI

         GENERAL.................................................................................................27
              11.1         Release of Information................................................................27
              11.2         Notices...............................................................................27
              11.3         Successors and Assigns................................................................28
              11.4         Further Assurances....................................................................28
              11.5         Specific Performance..................................................................28
              11.6         Severability..........................................................................29
              11.7         Entire Agreement......................................................................29
              11.8         Governing Law.........................................................................29
              11.9         Certain Construction Rules............................................................29
              11.10        Survival of Covenants, Representations and Warranties.................................29
              11.11        Counterparts..........................................................................29
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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of August 27, 1999, among nStor Technologies, Inc., a Delaware corporation ("nSTOR"), NTI Acquisition Corp., a Florida corporation and a wholly owned subsidiary of nStor (the "nSTOR SUBSIDIARY"), and Andataco, Inc., a Massachusetts corporation (the "COMPANY").

                                    RECITALS:

1. The respective Boards of Directors of nStor, the nStor Subsidiary and the Company have each approved the merger of the nStor Subsidiary into the Company (the "MERGER"), whereby (other than shares of Company Common Stock (as hereinafter defined) owned directly or indirectly by nStor and Dissenting Shares (as defined in SECTION 3.2)), each outstanding share of the Class A Common Stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK"), will be converted into the right to receive the Merger Consideration (as hereinafter defined), all upon the terms and subject to the conditions set forth in this Agreement. The Board of Directors of the Company has adopted resolutions recommending that the Company's shareholders approve the Merger.

2. nStor, the nStor Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

3. nStor beneficially owns approximately 77% of the outstanding Company Common Stock.

         NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained herein, and subject to the conditions contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, the terms set forth in
SCHEDULE 1.1 shall have the respective meanings set forth therein.


                                   ARTICLE II

                                   THE MERGER

         2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with this Agreement, the Massachusetts Business Corporation Law (the "MBCL") and the Florida Business Corporation Act (the "FBCA"), the nStor Subsidiary

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shall merge with and into the Company and the separate existence and corporate organization of the nStor Subsidiary (except as may be continued by operation of law) shall cease and the Company shall survive the Merger as the surviving corporation (the "SURVIVING CORPORATION"). The Surviving Corporation shall succeed to and possess all of the estates, properties (real, personal and mixed) rights, privileges, powers, franchises, immunities, purposes, and all and every other interest of, or belonging to, the Company or the nStor Subsidiary, all without further act or deed; and the Surviving Corporation shall be subject to all the debts, liabilities, obligations, restrictions, disabilities, penalties and duties of the Company and the nStor Subsidiary, all without further act or deed. nStor shall not assume any debts, liabilities, obligations, restrictions, disabilities, penalties or duties of the Company, the nStor Subsidiary or the Surviving Corporation.

         2.2 Closing. The Closing of the Merger (the "CLOSING") shall take place at the offices of Akerman, Senterfitt & Eidson, P.A., 450 East Las Olas Blvd., Ft. Lauderdale, Florida 33301, at 10:00 a.m., Ft. Lauderdale, Florida, on a date to be specified by nStor or the nStor Subsidiary, which shall be no later than the third business day after satisfaction of the last to occur of the conditions set forth in ARTICLE VIII, or at such other time and place or on such other date as nStor and the Company may agree. On the Closing Date, (i) Articles of Merger (which shall be completed as appropriate to reflect the terms of this Agreement) shall be executed, delivered, filed and recorded in accordance with the MBCL, and (ii) Articles of Merger (which shall be completed as appropriate to reflect the terms of this Agreement) shall be executed, delivered, filed and recorded in accordance with the FBCA, unless otherwise agreed by the parties in writing. The Merger shall become effective when such Articles of Merger are duly filed with the Secretary of State of the State of Florida and the Secretary of the Commonwealth of Massachusetts, or at such other time as the nStor Subsidiary and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "EFFECTIVE TIME").

         2.3 Articles of Organization and Bylaws of Surviving Corporation. From and after the Effective Time, the Articles of Organization, as amended, of the Company immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation, until further amended in accordance with the MBCL. From and after the Effective Time, the Bylaws, as amended, of the Company immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until further amended in accordance with the MBCL.

         2.4 Directors and Officers. The directors of nStor Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, with each to serve as such until his or her respective successor is duly elected and qualified in the manner provided in the Articles of Organization and Bylaws of the Surviving Corporation, or his or her earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, with each to serve as such until his or her respective successor is duly elected and qualified in the manner provided in the Articles of Organization and Bylaws of the Surviving Corporation, or his or her earlier death, resignation or removal.

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                                   ARTICLE III

            CONVERSION OR CANCELLATION OF THE COMPANY'S COMMON STOCK

         3.1 Conversion and Cancellation of The Company's Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the nStor Subsidiary, the Company or the holder of any of the following securities:

                  (a) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and shares canceled in accordance with SECTION 3.1(c), shall be converted into and represent the right to receive, without interest, that number of shares of common stock, par value $0.50 per share, of nStor ("NSTOR COMMON STOCK") obtained by dividing Thirty One Cents ($0.31) by the average closing price ("AVERAGE PRICE") of a share of nStor Common Stock on The American Stock Exchange ("AMEX") for the ten (10) trading days immediately prior to the date of the Company Special Meeting (the "EXCHANGE RATIO"); provided, however, that if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or nStor Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. Nothing stated in the immediately preceding sentence shall be construed as providing the holders of Company Common Stock any preemptive or antidilutive rights other than in the case of a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, and there shall be no adjustment to the Exchange Ratio in the event that nStor issues or agrees to issue any shares of nStor Common Stock between the date hereof and the Effective Time, whether for cash, through option grants, option or warrant exercises, in acquisitions, or in other transactions. At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior thereto shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of SECTION 3.3(b), certificates evidencing such number of whole shares of nStor Common Stock into which such Company Common Stock was converted in accordance with the Exchange Ratio and any cash in lieu of fractional shares of nStor Common Stock paid in consideration therefor pursuant to SECTION 3.3(d).

                  (b) At the Effective Time, each share of Company Common Stock, if any, held in the Company's treasury and each share of the Company Common Stock owned by the nStor Subsidiary, nStor or any direct or indirect wholly owned subsidiary of either of them at the Effective Time shall be canceled and retired without payment of any consideration therefor and shall cease to exist.


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                  (c) Each share of common stock of the nStor Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

         3.2      Dissenting Shares/Rights of Appraisal.

                  (a) Shares of Company Common Stock held by each shareholder who has not voted such shares in favor of the Merger as to which appraisal shall have been duly demanded and perfected in accordance with Section 86 of the MBCL and Section 1300 of the California Corporations Code (the "CCC") where the holder thereof has not effectively withdrawn or forfeited such right to such appraisal ("DISSENTING SHARES") shall not be converted into, represent the right to receive, or be exchangeable for the Merger Consideration due with respect to such class of Capital Stock, unless such holder shall have forfeited such holder's right to appraisal under the MBCL or the CCC or withdrawn, with the consent of the Company, such holder's demand for appraisal. If such holder has forfeited or withdrawn such holder's right to appraisal of Dissenting Shares, then, as of the Effective Time, or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive, and be exchangeable for, the Merger Consideration due with respect to such class of Capital Stock.

                  (b) The Company shall give nStor (i) prompt written notice of any written demands for appraisal of any shares of Capital Stock of the Company, withdrawals of such demands, and any other instruments served pursuant to the MBCL or CCC and received by the Company and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the MBCL or CCC. The Company shall not, except with the prior written consent of nStor, make any payment with respect to any demands for appraisal of Capital Stock of the Company or settle or offer to settle any such demands.

         3.3      Exchange of Certificates.

                  (a) Exchange Agent. nStor shall deposit, or shall cause to be deposited, with a bank, trust company or other entity as may be designated by nStor and reasonably satisfactory to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this SECTION 3, through the Exchange Agent, at the Effective Time, (i) certificates evidencing the shares of nStor Common Stock issuable pursuant to SECTION 3.1 in exchange for outstanding shares of Company Common Stock (including Company Common Stock issued upon exercise or conversion, as applicable, of Options and Warrants prior to the Effective Time as set forth in
SECTION 3.6) and (ii) upon the request of the Exchange Agent, cash in an amount sufficient to make any cash payment in lieu of fractional shares of nStor Common Stock pursuant to SECTION 3.3(d) (such certificates for shares of nStor Common Stock, together with any dividends or distributions with respect thereto, and cash in lieu of fractional shares of nStor Common Stock being hereafter collectively referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the nStor Common Stock contemplated to be issued pursuant to SECTION 3.1 out of the Exchange Fund to holders of shares of Company Common Stock. Except as contemplated by SECTION 3.3(e) hereof,

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the Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of nStor.

                  (b) Exchange Procedures. nStor shall instruct the Exchange Agent to mail, within five (5) business days after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "CERTIFICATES") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as nStor may reasonably specify) and
(ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of nStor Common Stock and cash (if any). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of nStor Common Stock that such holder has the right to receive in accordance with the Exchange Ratio in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to SECTION 3.3(c), and (C) cash in lieu of fractional shares of nStor Common Stock to which such holder is entitled pursuant to SECTION 3.3(d) (the shares of nStor Common Stock, and the dividends, distributions and cash described in clauses (A), (B) and (C) being, collectively, the "MERGER CONSIDERATION"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, Merger Consideration may be issued and paid in accordance with this ARTICLE III to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or by the transferee requesting such payment paying to the Exchange Agent any such transfer tax. Until surrendered as contemplated by this SECTION 3.3, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

                  (c) Distributions with Respect to Unexchanged Shares of nStor Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to nStor Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of nStor Common Stock represented thereby and no cash payment in lieu of fractional shares of nStor Common Stock shall be paid to any such holder pursuant to SECTION 3.3(d), until the holder of such Certificate shall surrender such Certificate. Upon such surrender, there shall be paid to the Person in whose name the certificates representing the shares of nStor Common Stock into which such Certificates were converted and registered, all dividends and other distributions payable in respect of such nStor Common Stock on a date after, and in respect of a record date after, the Effective Time.

                  (d) Fractional Shares. No fraction of a share of nStor Common Stock shall be issued in the Merger and any such fractional share interest shall not entitle the owner thereof to vote

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or to any other rights of a stockholder of nStor. In lieu of any such fractional shares, each holder of Company Common Stock upon surrender of a Certificate for exchange pursuant to this SECTION 3.3 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Average Price by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder).

                  (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six
(6) months after the Effective Time shall be delivered to nStor, upon demand, and any holders of Company Common Stock who have not theretofore complied with this ARTICLE III shall thereafter look only to nStor for the Merger Consideration to which they are entitled pursuant to this ARTICLE III.

                  (f) No Liability. Neither nStor nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of nStor Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Withholding Rights. nStor or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as nStor or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by nStor or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by nStor or the Exchange Agent.

                  (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of nStor Common Stock, any cash in lieu of fractional shares and any unpaid dividends and distributions on shares of nStor Common Stock deliverable in respect thereof, pursuant to this Agreement.

         3.4 No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except the right to receive the Merger Consideration as provided herein or in the case of Dissenting Shares, as may be provided by applicable law.

         3.5 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of the Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger

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Consideration, as provided in this ARTICLE III, subject to applicable law in the case of Dissenting Shares.

         3.6      Stock Options and Warrants.

                  (a) The Company will (i) terminate, to the extent permitted by the terms thereof, the Company's 1991/1993 Consolidated Equity Plan, 1996 Consolidated Equity Plan and 1997 Equity Incentive Plan, as amended (collectively, the "COMPANY OPTION PLANS"), immediately before the Effective Time, without prejudice to the rights of the holders of outstanding Options issued pursuant to the Company Option Plans, (ii) grant no additional Options after the date of this Agreement under the Company Option Plans and (iii) grant no other options, warrants, rights, convertible securities or other agreements or commitments pursuant to which the Company is required to issue any shares of Capital Stock or any securities convertible into or exchangeable for Capital Stock.

                  (b) The Company shall provide written notice to all holders of outstanding Options issued pursuant to the Company Option Plans in accordance with the terms of the respective Company Option Plan that, at the option holder's election, the vesting period for any outstanding Options shall be accelerated and all such Options shall be deemed to be vested immediately prior to the Effective Time and holders of outstanding Options shall have the right to exercise their Options prior to the Effective Time in accordance with the respective terms and conditions of the Company Option Plans; provided, however, that any outstanding Options which are not exercised prior to the Effective Time shall terminate and the holders thereof shall have no rights with respect thereto following the Effective Time other than as set forth in this SECTION 3.6(b).

                  (c) At its sole and absolute discretion, nStor may issue options to continuing employees of the Company, pursuant to nStor's 1996 Stock Option Plan, as amended ("the nStor Option Plan"), on such terms and conditions as the administrators of the nStor Option Plan may deem appropriate.

         3.7 Tax Consequences. The Merger will be a taxable transaction for federal income tax purposes. Neither nStor, nStor Subsidiaries, nor the Company shall take a position on any tax return inconsistent with this Section 3.7.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to nStor and the nStor Subsidiary as follows:

         4.1 Organization, Standing, etc. of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts, has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted.

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         4.2 Authorization and Execution. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption and approval of this Agreement and the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Special Meeting (as defined herein), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and, subject to obtaining the requisite approval of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Special Meeting, the performance by the Company of this Agreement, the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company, at meetings duly called and held, has (a) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the shareholders of the Company, (b) approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (c) resolved to recommend that the Company's shareholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and subject to the execution and delivery of this Agreement by nStor and the nStor Subsidiary constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect, or (ii) the exercise by courts of equitable powers.

         4.3 Capitalization. The authorized Capital Stock of the Company consists of (a) 40,000,000 shares of Class A Common Stock, $0.01 par value per share, of which 25,432,303 shares are issued and outstanding, (b) 1,693,004 shares of Class A Common Stock reserved for issuance upon the exercise of outstanding Options, (c) 159,574 shares of Class A Common Stock reserved for issuance upon exercise of outstanding Warrants, (d) 2,250,000 shares of Class C Common Stock of which none are issued and outstanding, and (e) no shares of Company Capital Stock are held in treasury. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. Except for the Options and the Warrants, there are no subscriptions, options, warrants, rights (including "phantom" stock rights), convertible securities or other agreements or commitments (contingent or otherwise) of any character (written or oral) pursuant to which the Company is required to issue any shares of Capital Stock or any securities convertible into or exchangeable for Capital Stock, or is otherwise required to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of Capital Stock or any rights to participate in the equity or net income of the Company. SCHEDULE 4.3 sets forth the number and exercise price of all outstanding Options and Warrants. As of the Closing Date, there will be no outstanding subscriptions, options (other than the Options), warrants (other than the Warrants), rights or any other agreements or commitments of any kind or any convertible or exchangeable securities of the sort described in the immediately preceding sentence. Except as set forth on SCHEDULE 4.3, there are not any shareholders' agreements, voting trusts or other agreements or understandings between or among shareholders or to which the Company is a party or by which it is bound with respect to the transfer or voting of any Capital Stock.

         4.4 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to nStor, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since August 1997, under the Exchange Act or the 33 Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "COMPANY SEC DOCUMENTS"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the 33 Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Forms 10-Q and 8-K of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates thereof and the results of operations and cash flows for the periods then ended.

         4.5 No Broker's or Finder's Fees. No broker, investment banker, financial advisor or other person, other than Quarterdeck Investment Partners, Inc. and Fleming Lessard & Shields LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company.

         4.6 Opinion of Financial Advisor. The Company has received the opinion of Fleming Lessard & Shields LLC to the effect that, as of that date, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to nStor.

         4.7 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by nStor in connection with the issuance of nStor Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act, and the rules and regulations thereunder. No representation is made by the Company in this SECTION 4.7 with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by nStor or the nStor Subsidiary specifically for inclusion or incorporation by reference in the Proxy Statement.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                        OF NSTOR AND THE NSTOR SUBSIDIARY

         nStor and the nStor Subsidiary, jointly and severally, hereby represent and warrant to the Company as follows:

         5.1 Organization, Standing, etc., of nStor. nStor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted.

         5.2 Organization, Standing, etc., of nStor Subsidiary. The nStor Subsidiary is a newly formed corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted.

         5.3 Authorization and Execution. Each of nStor and the nStor Subsidiary has all corporate power and authority to enter into this Agreement and, subject to the approval of the issuance of nStor Common Stock pursuant to the Merger by the holders of a majority of the outstanding shares of nStor Common Stock on the record date for the Special Meeting of the nStor Shareholders, to consummate the transaction contemplated by this Agreement. The execution and delivery of this Agreement and, subject to the approval of the issuance of nStor Common Stock pursuant to the Merger by the holders of a majority of the outstanding shares of nStor Common Stock outstanding on the record date for the Special Meeting of the nStor Shareholders, the performance of each of nStor and the nStor Subsidiary of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of nStor and the nStor Subsidiary. This Agreement has been duly executed and delivered by each of nStor and the nStor Subsidiary and subject to the execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of nStor and the nStor Subsidiary enforceable against nStor and the nStor Subsidiary, as applicable, in accordance with its terms, except as enforcement may be limited by (i) bankruptcy insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect, or (ii) the exercise by courts of equitable powers.

         5.4      Capitalization.

                  (a) The authorized capital stock of nStor consists of (a) 40,000,000 shares of nStor Common Stock of which 22,706,925 shares are issued and outstanding, (b) 2,401,000 shares of nStor Common Stock have been reserved for issuance upon the exercise of outstanding nStor Options, (c) 2,420,133 shares of nStor Common Stock have been reserved for issuance upon exercise of outstanding nStor Warrants, (d) 160,000 shares of nStor Common Stock have been reserved for issuance upon the conversion of nStor Notes, (e) 4,000 shares of Series A Preferred Stock of which 1,667 are issued and outstanding, (f) 4,000 shares of Series C Preferred Stock of which 3,000 are issued and outstanding,
(g) 6,000 shares of Series D Preferred Stock of which 2,700 are issued and outstanding, (h) 3,500 shares of Series E Preferred Stock of which 3,500 are issued and outstanding, (i) 4,654 shares of Series F Preferred Stock of which 4,654 are issued and outstanding, and (j) no shares of nStor capital stock are held in treasury. All of the outstanding shares of nStor capital stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. Except for the nStor Options, the nStor Warrants, the nStor Notes, and the outstanding shares of nStor Preferred Stock, there are no subscriptions, options, warrants, rights (including "phantom" stock rights), convertible securities or other agreements or commitments (contingent or otherwise) of any character (written or oral) pursuant to which nStor is required to issue any shares of its capital stock or any securities convertible into or exchangeable for its capital stock, or is otherwise required to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of nStor capital stock or any rights to participate in the equity or net income of nStor. SCHEDULE 5.4 sets forth the number and exercise and/or conversion price of all outstanding nStor Options, nStor Warrants, nStor Notes and nStor Preferred Stock.

                  (b) At the Effective Time, the duly authorized capital stock of the nStor Subsidiary will consist of 1,000 shares of common stock, $.01 par value, 100 shares of which will be validly issued, fully paid and nonassessable and owned of record and beneficially by nStor. There are no outstanding options, warrants or other rights to subscribe for or purchase capital stock (or securities convertible into or exchangeable for capital stock) of the nStor Subsidiary. The nStor Subsidiary has not engaged in any activities other than as contemplated by the terms of this Agreement.

         5.5 SEC Reports and Financial Statements. nStor has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since August 1997, under the Exchange Act or the 33 Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "nSTOR SEC DOCUMENTS"). The nStor SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the 33 Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of nStor included in the nStor SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Forms 10-Q and 8-K of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of the nStor as at the dates thereof and the results of operations and cash flows for the periods then ended.

         5.6 No Broker's or Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of nStor.

         5.7 Information Supplied. None of the information supplied or to be supplied by nStor specifically for inclusion or incorporation by reference in
(i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's and nStor's stockholders and at the time of the meeting of the Company's and nStor's stockholders held to vote on approval of this Agreement or the issuance of the nStor Common Stock, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations thereunder. No representation is made by nStor in this SECTION 5.7 with respect to statements made or incorporated by reference in the Registration Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

         The Company covenants and agrees with nStor or the nStor Subsidiary that, between the date of this Agreement and the Effective Time (the "Pre-Closing Period"), the Company at its expense will comply with all covenants and provisions of this ARTICLE VI, except to the extent otherwise expressly required or permitted by this Agreement.

         6.1 Investigations. The Company will provide nStor and nStor's counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to all facilities, officers, directors, employees, agents, accountants, actuaries, assets, properties, books and records of the Company and will furnish nStor with such financial and operating data and other information with respect to the business and properties of the Company or the transactions contemplated hereby as nStor shall from time to time request; PROVIDED, HOWEVER, that such investigation (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company, and (b) shall not affect any of the representations and warranties hereunder. The Company will also provide nStor with timely notice of and access to minutes of all meetings (and all actions by written consent in lieu thereof) of the board of directors, or any committee thereof, and shareholders of the Company.

         6.2      Operation of the Company.

                  (a) During the Pre-Closing Period, the Company will carry on its business solely in the usual and ordinary course consistent with past practice. Without limiting the generality of the foregoing:

                             (i) the Company shall conduct its business and
operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

                             (ii) the Company shall use reasonable efforts to
preserve intact its current business organization, keep available the services of its current officers, directors, employees, agents, consultants and other similar representatives and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

                             (iii) the Company shall keep in full force all
insurance policies maintained by it as of the date hereof;

                             (iv) the Company shall cause its officers to report
regularly (but in no event less frequently than weekly) to nStor concerning the status of the Company's business;

                             (v) the Company shall not declare, accrue, set
aside or pay any dividend or make any other distribution in respect of any shares of Capital Stock, and shall not repurchase, redeem or otherwise reacquire any shares of Capital Stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

                             (vi) the Company shall not sell, issue or authorize
the issuance of (i) any Capital Stock or other security, (ii) any option or right to acquire any Capital Stock or other security, or (iii) any instrument convertible into or exchangeable for any Capital Stock or other security (except that the Company shall be permitted to issue Company Common Stock to employees upon the exercise of outstanding Options and Warrants and to new employees consistent with its existing hiring policy;

                             (vii) the Company shall not amend or waive any of
its rights under, or permit the acceleration of vesting under, (i) except to the extent expressly permitted under the terms of this Agreement, any provision of any of its stock plans, (ii) any provision of any agreement evidencing any outstanding Option, or (iii) any provision of any restricted stock purchase agreement;

                             (viii) the Company shall not (i) amend or permit
the adoption of any amendment to the Company's articles of organization or bylaws, (ii) effect or permit the Company to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, (iii) form any subsidiary or acquire any equity interest or other interest in any other entity, or (iv) merge, consolidate or otherwise combine or agree to merge, consolidate or otherwise combine with any other Person;

                             (ix) the Company shall not make any capital
expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $50,000 per month;

                             (x) the Company shall not (i) enter into, or permit
any of the assets owned or used by it to become bound by, any contract other than in the ordinary course of business consistent with past practice, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such contract;

                             (xi) the Company shall not (i) acquire, lease or
license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business consistent with past practice;

                             (xii) the Company shall not (i) lend money to any
Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Options), or (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings in the ordinary course of business under its line of credit with Wells Fargo Credit, Inc.);

                             (xiii) the Company shall not (i) establish, adopt
or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $30,000;

                             (xiv) the Company shall not change any of its
methods of accounting or accounting practices in any material respect;

                             (xv) the Company shall not make any Tax election;
and

                             (xvi) the Company shall not agree or commit to take
any of the actions described in clauses "(v)" through "(xv)" above.

                  (b) The Company will promptly advise nStor in writing of the commencement or threat of any claim, litigation, action, suit, inquiry or proceeding involving the Company, its properties or assets, or any of its directors, officers or agents (in their capacities as such).

                  (c) The Company shall furnish nStor with a copy of all amendments to the Company's Annual Report on Form 10-K, filed with the SEC for the year ended October 31, 1998 (the "COMPANY 10-K") and of any other form filed with the SEC under the Exchange Act from the date of filing of the Company 10-K to the Effective Time of the Merger.

                  (d) The Company will use its best efforts to (i) maintain all of its licenses, qualifications and authorizations to do business in each jurisdiction in which it is so licensed, qualified or authorized, (ii) maintain in full force and effect all material contracts, documents and arrangements , and (iii) continue all current marketing and selling activities relating to the business, operations or affairs of the Company.

                  (e) The Company will comply, in all material respects, with all Legal Requirements applicable to its business, operations or affairs.

                  (f) Notwithstanding the foregoing, the Company may take any action described in clauses "(v") through "(xvi)" above if nStor gives its prior written consent to the taking of such action by the Company.

         6.3      No Solicitation.

                  (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to the Effective Time, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with SECTION 6.3(c), (A) furnish information with respect to the Company to any Person pursuant to a confidentiality agreement in a form approved by the Company and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any investment banker, financial advisor, attorney, accountant or other representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this SECTION 6.3(a) by the Company. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of twenty percent (20%) or more of the assets of the Company or twenty percent (20%) or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty percent (20%) or more of any class of equity securities of the Company, any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to nStor of the transactions contemplated hereby.

                  (b) Except as set forth in this SECTION 6.3, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify or propose to withdraw or modify, in a manner adverse to nStor, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal.

         Notwithstanding the foregoing, in the event that, prior to the Merger, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may (subject to the other provisions of this SECTION 6.3) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal (as defined below), cause the Company to enter into an agreement with respect to a Superior Proposal or terminate this Agreement, but in each case only at a time that is after the second business day following nStor's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising nStor that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. In the event that a Notice of Superior Proposal is delivered and any material term or condition of the Superior Proposal described therein is subsequently changed, the Company shall deliver a supplemental Notice of Superior Proposal describing such change and may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend the modified Superior Proposal or cause the Company to enter into an agreement with respect to the modified Superior Proposal only at a time that is after the second business day following nStor's receipt of the supplemental Notice of Superior Proposal. In addition, if the Company proposes to enter into an Agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid to nStor any indebtedness owed to nStor including, without limitation, with respect to product sold or services provided by nStor to the Company or supplied or provided by nStor to any of the Company's customers at the request of the Company. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bonafide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than fifty percent (50%) of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment based on the advice of a financial advisor of nationally recognized reputation to be more favorable to the Company's shareholders than the Merger.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this SECTION 6.3, the Company shall immediately advise nStor orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such request or Takeover

Proposal. The Company will keep nStor fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

                  (d) Nothing contained in this SECTION 6.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; PROVIDED, HOWEVER, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by SECTION 6.3(b), and except in the event that the fairness opinion of the Company's financial adviser is withdrawn or modified to a materially adverse extent, withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

         6.4 Board Approval, Fairness Opinion, Shareholder Approval and Proxy Statement.

                  (a) The Company hereby approves of and consents to the Merger and represents that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair to, and in the best interest of, the Company's shareholders and recommending that the Company's shareholders approve and adopt this Agreement. The Company represents that its Board of Directors has received the opinion of Fleming, Lessard & Shields LLC that the proposed consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to nStor.

                  (b) The Company will, through its Board of Directors, recommend to its shareholders that the shareholders vote in favor of, or otherwise consent to, the approval of this Agreement, the Merger and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this SECTION 6.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. The Company shall, as soon as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders, to be held as promptly as practicable after the date of this Agreement, for the purpose of voting upon the Merger and this Agreement (the "COMPANY SPECIAL MEETING").

                  (c) The Company shall cooperate and assist nStor with the preparation and filing with the SEC of the Proxy Statement and the Registration Statement relating to the issuance of the Merger Consideration, in which the Proxy Statement will be included as a prospectus. The Company shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

                  (d) If at any time prior to the Effective Time any event relating to the Company or any of its subsidiaries should be discovered which should be set forth in an amendment of, or a supplement to, the Registration Statement, the Company promptly shall so inform nStor and shall furnish all necessary information to nStor relating to such event.

         6.5      Financial Statements and Reports.

                  (a) As promptly as practicable after each calendar month ending during the Pre- Closing Period, but in no event later than 30 days after the end of each such month, the Company will deliver to nStor true and correct copies of the unaudited financial statements (including a balance sheet, a statement of operations and changes in shareholders' equity and cash flows) of the Company as of and for the month then ended, prepared in accordance with GAAP (except for the absence of footnotes) and which shall present fairly the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company as of the end of such month and the results of operations of the Company for and during the period then ended, subject to normal and recurring year-end audit and quarter-end adjustments.

                  (b) As promptly as practicable, the Company will deliver to nStor true and complete copies of such other material financial statements, reports or analyses as may be prepared or received by the Company and as relate to the Company's business and operations, and such other information with respect to the foregoing as nStor reasonably may request, including, without limitation, normal internal reports and special reports (such as those of consultants).

         6.6 Notice and Cure. The Company will notify nStor promptly in writing of, and contemporaneously will provide nStor with true and complete copies of any and all information or documents relating to, and will use its best efforts to cure before the Effective Time, any event, transaction or circumstance that results in or will result in any covenant or agreement of the Company under this Agreement being breached, or that renders or will render untrue any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Company will use its best efforts to cure, at the earliest practicable date and prior to the Effective Time, any violation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before or after the date of this Agreement.

         6.7 Best Efforts and Consents. Subject to the terms and conditions herein provided, the Company shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements and otherwise to consummate and make effective the transactions contemplated by this Agreement, and to satisfy the conditions to Closing and shall use its best efforts to obtain all necessary actions or non-actions, extensions, waivers, Consents, licenses and clearances and to effect all registrations, filings and notices with, to or from other Persons or Tribunals required of the Company that are necessary or desirable to effect the Merger and the transactions contemplated hereby.

         6.8 Agreements and Covenants. The Company shall not make any commitment, either in writing or orally, which would violate any of the provisions set forth in this ARTICLE VI.

                                   ARTICLE VII

                   COVENANTS OF NSTOR AND THE NSTOR SUBSIDIARY

         nStor covenants and agrees with the Company that, at all times during the Pre-Closing Period, nStor at its expense will comply with all covenants and provisions of this ARTICLE VII, except to the extent otherwise expressly required or permitted by this Agreement.

         7.1 Investigations. nStor will provide the Company and the Company's counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to all facilities, officers, directors, employees, agents, accountants, actuaries, assets, properties, books and records of nStor and will furnish the Company with such financial and operating data and other information with respect to the business and properties of nStor or the transactions contemplated hereby as the Company shall from time to time request; PROVIDED, HOWEVER, that such investigation (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of nStor, and (b) shall not affect any of the representations and warranties hereunder.

         7.2 Conduct of Business of the nStor Subsidiary. During the period from the date of this Agreement to the Effective Time, the nStor Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

         7.3 Operation of nStor. During the Pre-Closing Period, nStor will carry on its business solely in the usual and ordinary course consistent with past practice.

         7.4 Obligation of nStor to Make Merger Effective and The nStor Subsidiary's Shareholder Consent. nStor shall cause the nStor Subsidiary to take all actions necessary on its part to carry out the transactions contemplated hereby. nStor, as the sole shareholder of the nStor Subsidiary, has consented in writing to the approval of this Agreement and the Merger in accordance with the FBCA. NStor shall, as soon as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders, to be held as promptly as practicable after the date of this Agreement, for the purpose of voting upon the issuance of the nStor Common Stock in the Merger.

         7.5 Notice and Cure. nStor will notify the Company promptly in writing of, and contemporaneously will provide the Company with true and complete copies of any and all information or documents relating to, and will use its best efforts to cure before the Effective Time, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of nStor under this Agreement to be breached, or that renders or will render untrue any representation or warranty of nStor contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. nStor also will use its best efforts to cure, at the earliest practicable date and before the Effective Time, any violation or breach of any representation, warranty, covenant or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

         7.6 Best Efforts and Consents. Subject to the terms and conditions herein provided, nStor shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements and otherwise to consummate and make effective the transactions contemplated by this Agreement and shall use its best efforts to obtain all necessary actions or non-actions, extensions, waivers, Consents, Licenses and clearances and to effect all registrations, filings and notices with, to or from other Persons or Tribunals required of nStor or the nStor Subsidiary that are necessary or desirable to effect the Merger and the transactions contemplated hereby.

         7.7 Information for Proxy Statement for the Company's Shareholders. nStor will furnish to the Company such data and information relating to it as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement.

         7.8 Board Approval, Shareholder Approval, Proxy Statement and Registration Statement.

                  (a) The Board of Directors of nStor, at a meeting duly called and held, duly adopted resolutions approving the issuance of the nStor Common Stock to be issued in the Merger. nStor will, through its Board of Directors, recommend to its shareholders that the shareholders vote in favor of, or otherwise consent to, the approval of the issuance of the nStor Common Stock to be issued in the Merger.

                  (b) nStor promptly shall prepare, with the Company's cooperation and assistance, and file with the SEC the Proxy Statement and nStor promptly shall prepare and file with the SEC the Registration Statement relating to the issuance of the Merger Consideration, in which the Proxy Statement will be included as a prospectus. Each of nStor and the Company shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

                  (c) nStor shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals in connection with the issuance of nStor Common Stock in the Merger and under the Company Stock Options, except that nStor shall not be required to execute or file any general consent to service of process in any jurisdiction in which it is not qualified to transact business or to register as a dealer in any jurisdiction. nStor shall advise the Company (promptly after it receives notice thereof) of the time when the Registration Statement has become effective, of any supplement or amendment that has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of nStor Common Stock for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or for additional information.

                  (d) If at any time prior to the Effective Time any event relating to nStor or any of its subsidiaries should be discovered which should be set forth in an amendment of, or a supplement to, the Proxy Statement, nStor promptly shall so inform the Company and shall furnish all necessary information to the Company relating to such event.

         7.9      Financial Statements and Reports.

                  (a) As promptly as practicable after each calendar month ending during the Pre- Closing Period, but in no event later than 30 days after the end of each such month, nStor will deliver to the Company true and correct copies of the unaudited financial statements (including a balance sheet, a statement of operations and changes in shareholders' equity and cash flows) of nStor as of and for the month then ended, prepared in accordance with GAAP (except for the absence of footnotes) and which shall present fairly the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of nStor as of the end of such month and the results of operations of nStor for and during the period then ended, subject to normal and recurring year-end audit and quarter-end adjustments.

         7.10 Agreements and Covenants. nStor shall not make any commitment, either in writing or orally, which would violate any of the provisions set forth in this ARTICLE VII.

                                  ARTICLE VIII

                                   CONDITIONS

         8.1 General Conditions. Notwithstanding any other provisions of this Agreement, the obligations of all of the parties hereto to effect the Merger shall be subject to satisfaction prior to the Closing Date of the following conditions:

                  (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at a special meeting of the shareholders of the Company. The issuance of nStor Common Stock pursuant to the Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of nStor Common Stock entitled to vote at a special meeting of the shareholders of nStor.

                  (b) No Violations or Proceedings. Consummation of the Merger shall not violate any Order of any Tribunal having competent jurisdiction, and no action or proceeding shall have been instituted by any Person or threatened by any Tribunal which, in either such case, in the good faith judgment of either nStor or the Company has a reasonable probability of resulting in an Order, restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement or the ownership and operation by nStor after the Effective Time of the Surviving Corporation or all of the material assets and business of the Company.

                  (c) Registration Statement. The Registration Statement shall have been declared effective, and no stop order terminating the effectiveness of the Registration Statement shall have been issued or threatened.

                  (d) Amex Listing. The shares of nStor Common Stock included in the Merger Consideration shall have been duly listed for trading on Amex, subject to official notice of issuance.

                  (e) Approvals of Tribunals and Other Persons. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or termination of any notice and waiting period imposed by, any Tribunal or any other Person upon the consummation of the transactions contemplated by this Agreement, the failure of which to obtain could reasonably be expected to have a material adverse effect on the Company, nStor or nStor Subsidiary, shall have been filed or obtained or shall have occurred. All of such authorizations, consents, orders or approvals shall have been obtained without the imposition of any conditions which would require the divestiture of any of the Company's or nStor's assets or would otherwise materially adversely affect nStor's ability to operate the businesses of the Company and its subsidiaries following the Effective Time.

         8.2 Conditions to the Obligation of nStor and The nStor Subsidiary. Notwithstanding any other provisions of this Agreement (including, without limitation, SECTION 2.2), the obligations of nStor and the nStor Subsidiary to effect the Merger shall be subject to satisfaction prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties True and Correct. The representations and warranties of the Company that are qualified as to materiality shall have been true and correct and such representations and warranties that are not so qualified shall have been true and correct in all material respects, in each case as of the date of this Agreement and the date of the Merger, except in the case of any representation and warranty that speaks as of a particular date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date.

                  (b) Satisfaction of Obligations. The Company shall have performed in all material respects its material obligations, and shall have complied in all material respects with its material covenants and agreements, under this Agreement.

                  (c) Opinion of Counsel. nStor and nStor Subsidiary shall have received an opinion of counsel to the Company, dated the Effective Time, in form reasonably satisfactory to nStor.

         8.3 Conditions to Obligations of The Company. Notwithstanding any other provisions of this Agreement (including, without limitation, SECTION 2.2), the obligations of the Company to effect the Merger shall be subject to satisfaction prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of nStor and nStor Subsidiary in this Agreement that are qualified as to materiality shall have been true and correct and such representations and warranties that are not so qualified shall have been true and correct in all material respects, in each case as of the date of this Agreement and the date of the Merger, except in the case of any representation and warranty that speaks as of a particular date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date.

                  (b) Satisfaction of Obligations. nStor and nStor Subsidiary shall have performed in all material respects their material obligations, and shall have complied in all material respects with their material covenants and agreements, under this Agreement.

                  (c) Opinion of Counsel. The Company shall have received an opinion of counsel to nStor and nStor Subsidiary, dated the Effective Time, in form reasonably satisfactory to the Company.

                  (d) Fairness Opinion. The Company shall have received the opinion of Fleming, Lessard & Shields LLC to the effect that the consideration to be paid to the holders of Company Common Stock pursuant to the Merger is fair from a financial point of view, and such opinion shall not have been withdrawn or modified to a materially adverse extent.

                  (e) nStor Stock Options. The Company shall have received from nStor, at least five (5) business days prior to the Closing Date, a list of Andataco employees to whom nStor will grant stock options pursuant to the nStor Stock Option Plan, including the number of options to be granted and the vesting schedule.

                                   ARTICLE IX

                        TERMINATION; PAYMENT OF EXPENSES

         9.1 Termination of Agreement and Abandonment of Merger. Anything herein to the contrary notwithstanding, this Agreement and the Merger contemplated hereby may be terminated at any time before the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, as follows:

                  (a) Mutual Consent. By mutual written consent of nStor and the Company.

                  (b) nStor or the Company. By either nStor or the Company (i) if the Merger shall not have occurred prior to December 31, 1999; PROVIDED, HOWEVER, that the right to terminate the Agreement pursuant to this SECTION 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under the Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of a representation or warranty under the Agreement by such party; or (ii) if any Tribunal shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Capital Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

                  (c) nStor or the nStor Subsidiary. By nStor if (i) any of the representations and warranties of the Company contained in this Agreement shall not have been, or shall cease to be, true and correct in all material respects (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of this Agreement), or (ii) the Company shall have breached or failed to perform in any material respect any covenant or agreement to be performed by it pursuant to this Agreement; provided, that nStor or nStor Subsidiary may not terminate the Agreement pursuant to this SECTION 9.1(c) if nStor or nStor Subsidiary is at such time in breach of its obligations under this Agreement.

                  (d) Company. By the Company (i) in connection with entering into a definitive agreement in accordance with SECTION 6.3(b), provided it has complied with all provisions thereof, including the notice provisions therein; or (ii) if (A) any of the representations and warranties of nStor or the nStor Subsidiary contained in this Agreement shall not have been, or shall cease to be, true and correct in all material respects (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of this Agreement) or (B) nStor or the nStor Subsidiary shall have breached or failed to perform in any material respect any covenant or agreement to be performed by them pursuant to this Agreement, provided, that the Company may not terminate the Agreement pursuant to this SECTION 9.1(d) if the Company is at such time in breach of its obligations under this Agreement.

         9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or nStor as provided in SECTION 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the party of nStor, nStor Subsidiary or the Company or their respective officers or directors, except with respect to SECTION 4.5, this
SECTION 9.2 and ARTICLE XI; PROVIDED, HOWEVER, that nothing herein shall relieve any party for liability for any breach hereof.

         9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the approval of the Company's shareholders (if required by law), but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of SECTION 9.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under the Agreement or otherwise shall not constitute a waiver of those rights.

         9.5 Fees and Expenses. Except as provided below in this SECTION 9.5, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.


                                    ARTICLE X

                                FURTHER COVENANTS

         10.1 nStor to Cause nStor Subsidiary and Surviving Corporation To Perform. nStor shall cause nStor Subsidiary prior to the Merger and the Surviving Corporation after the Merger to perform their obligations and comply with their covenants and agreements under this Agreement.

         10.2     Indemnification and Insurance of Company Officers and
Directors.

                  (a) Insurance. For a period of three (3) years after the Closing Date, nStor shall cause the Surviving Corporation to maintain in effect, at no expense to the insureds thereunder, the current policy (or policies) of director's and officer's liability insurance maintained by the Company; provided, however, that such policy (or policies) need cover only wrongful acts of the insureds that occurred prior to June 8, 1999. If the annual premium therefor exceeds 125% of the annual premium that the Company spent in the last fiscal year to maintain or procure its current policy (or policies) of director's and officer's liability insurance, then the Surviving Corporation shall only be obligated to maintain a policy of director's and officer's liability insurance providing the amount of coverage that can be purchased for 125% of such premium. For the period from June 8, 1999 through and including the date upon which such individual ceases to be an officer or director of nStor or any of its affiliates, each of the insureds under the Company's director's and officer's liability insurance policy as of June 8, 1999 shall be insured under the director's and officer's liability insurance policy of nStor.

                  (b)        Indemnification.

                           (i) The Company shall, and from and after the
Effective Time the Surviving Corporation shall, indemnify, defend and hold harmless each Person who is now, or who becomes prior to the Effective Time, an executive officer or director of the Company or any of its subsidiaries (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be withheld unreasonably) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or executive officer of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("INDEMNIFIED LIABILITIES"), in each case to the full extent provided under the Articles of Organization and Bylaws of the Company as in effect as of the date hereof or permitted under Massachusetts law, as applicable, to indemnify directors and officers. As of the date hereof, the Company has no knowledge, after due inquiry of its directors and executive officers, of any pending or threatened claims, actions or other matters which reasonably could give rise to Indemnified Liabilities.

                           (ii) After the Effective Time, any Indemnified Party
wishing to claim indemnification under this Section, upon learning of any Indemnified Liability shall notify the Surviving Corporation within ten (10) days thereof; provided, however, that any failure so to notify the Surviving Corporation of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this Section shall not affect such obligations except to the extent the Surviving Corporation is materially prejudiced thereby. The Surviving Corporation shall be entitled to assume the defense of any such action, suit, claim, proceeding or investigation with counsel of its choice (who shall be reasonably acceptable to the Indemnified Party), unless there is a conflict between the position of the Surviving Corporation, on the one hand, and the Indemnified Party, on the other hand, in which event the Indemnified Party, together with all other similarly situated Indemnified Parties in the same proceeding as a group, may retain one law firm to represent them with respect to such matter, the reasonable cost of which shall be borne by the Surviving Corporation. Neither the Surviving Corporation, on the one hand, nor any Indemnified Party, on the other hand, may settle any such action, suit, claim, proceeding or investigation without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

         If for a period of six (6) years after the Effective Time, the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations of the Surviving Corporation set forth in this SECTION 10.2(b). If the Surviving Corporation shall liquidate, dissolve or otherwise wind up its business, then nStor shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that the Surviving Corporation was so obligated pursuant to this SECTION 10.2(b).

         10.3 Binding Effect. The provisions of this ARTICLE X are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and executors for a period of six (6) years after the Effective Time. The Indemnified Parties shall be deemed third-party beneficiaries of this
ARTICLE X and shall be entitled to enforce its provisions directly against the Surviving Corporation.


                                   ARTICLE XI

                                     GENERAL

         11.1 Release of Information. The Company and nStor shall, subject to their respective legal obligations (including requirements of the Nasdaq and Amex and other similar regulatory bodies), cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. Each of the Company and nStor shall furnish to the other drafts of all releases prior to publication and agree to promptly consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with the Nasdaq or Amex with respect thereto; provided, however, that each party shall have the right, in the event of any disagreement between nStor and the Company about the timing or content of any such releases or other public statements or filings, to issue such releases or other public statements or to file such filings as it is advised by counsel that it is required to make to assure continued compliance with federal and state securities laws.

         11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (provided proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by light notice):

                  (a)        If to nStor or the nStor Subsidiary, to:

                             nStor Technologies, Inc.
                             100 Century Blvd.
                             West Palm Beach, Florida  33417
                             Attention: Irwin Levy, Chairman
                             Telecopy No.: (561) 640-3160

                             With a copy (which shall not constitute effective notice) to:

                             Akerman, Senterfitt & Eidson, P.A.
                             450 East Las Olas Blvd.
                             Ft. Lauderdale, Florida 33301
                             Attention:  Donn Beloff, Esq.
                             Telecopy No.: (954) 463-2224

                  (b)        If to the Company prior to the Closing Date, to:

                             Andataco, Inc.
                             10140 Mesa Rim Road
                             San Diego, CA 92121
                             Attention: Harris Ravine, Chief Executive Officer Telecopy No.: (704) 714-4187

                             With a copy (which shall not constitute effective notice) to:

                             Cooley Godward LLP
                             4365 Executive Drive, Suite 1100
                             San Diego, CA  92121
                             Attention:  Jeremy D. Glasser, Esq.
                             Telecopy No.:  (858) 453-3555

         11.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, provided that neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties except that (i) nStor may assign any or all of its rights hereunder to any Affiliate of nStor, and (ii) the nStor Subsidiary may assign any or all of its rights hereunder to any other newly organized corporation under the laws of the State of Delaware or Florida, all of the capital stock of which is owned directly or indirectly by nStor or an Affiliate of nStor. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto, any permitted assignee, holders of shares of Capital Stock, holders of Options and indemnitees) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

         11.4 Further Assurances. Each party hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things that may be necessary or appropriate to consummate and to make effective the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of such other certificates, agreements, instruments and documents and the provision of all such information as may be necessary or appropriate as aforesaid.

         11.5 Specific Performance. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative. Each party hereto acknowledges and agrees to any breach of the agreements and covenants contained in this Agreement would cause irreparable injury to the other parties hereto for which such parties would have no adequate remedy at law. In addition to any other remedy to which any party hereto may be entitled, each party hereto agrees that temporary and permanent injunctive and other equitable relief and specific performance may be granted without proof of actual damages or inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Agreement.

         11.6 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

         11.7 Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the documents and instruments executed and delivered in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All exhibits and schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

         11.8 Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of Florida, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

         11.9 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a "Section," "Article," "Exhibit" or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule attached to this Agreement. The words "hereof," "herein," and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

         11.10 Survival of Covenants, Representations and Warranties. The respective covenants, representations and warranties of nStor, the Company and the nStor Subsidiary contained herein shall expire and be terminated on the Effective Time, unless otherwise specifically herein provided.

         11.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

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

         IN WITNESS WHEREOF, this Agreement has been duly executed under Seal as of the date first above written.

                                     THE COMPANY:

                                     ANDATACO, INC.

                                     By:  /s/ W. David Sykes
                                     -----------------------
                                          Name: W. David Sykes
                                          Title: President

                                     By:  /s/ Diane Wong
                                     -----------------------------
                                          Name: Diane Wong
                                          Title:  Treasurer

                                     nSTOR:

                                     nSTOR TECHNOLOGIES, INC.


                                     By:  /s/ Lawrence F. Steffann
                                     -----------------------------
                                          Name:   Lawrence F. Steffann
                                          Title:  President


                                     THE nSTOR SUBSIDIARY:
                                     NTI ACQUISITION CORP.


                                     By:  /s/ Lawrence F. Steffann
                                     -----------------------------
                                          Name:   Lawrence F. Steffann
                                          Title:  President

                                  SCHEDULE 1.1

                                   DEFINITIONS


         "33 ACT" means the Securities Act of 1933, as amended.

         "AFFILIATE" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

         "AGREEMENT" has the meaning specified in the preamble hereof.

         "AMEX"  has the meaning specified in SECTION 3.1(a).

         "AVERAGE PRICE" has the meaning specified in SECTION 3.1(a).

         "CAPITAL STOCK" means the Company's capital stock.

         "CCC" has the meaning specified in SECTION 3.2(a).

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and as in effect on the date hereof.

         "CERTIFICATES" has the meaning specified in SECTION 3.3(b).

         "CLOSING" has the meaning specified in SECTION 2.2.

         "CLOSING DATE" means the date on which the Closing occurs.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

         "COMPANY" has the meaning specified in the preamble hereof.

         "COMPANY 10-K" has the meaning specified in SECTION 6.2(c).

         "COMPANY COMMON STOCK" has the meaning specified in the recitals hereof.

         "COMPANY FILED SEC DOCUMENTS" has the meaning specified in SECTION 4.7.


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


         "COMPANY OPTION PLANS" has the meaning specified in SECTION 3.6(a).

         "COMPANY SEC DOCUMENTS" has the meaning specified in SECTION 4.6.

         "COMPANY SPECIAL MEETING" has the meaning specified in SECTION 6.4(b).

         "CONFIDENTIALITY CONTRACT" has the meaning specified in SECTION 4.12(c)(ii).

         "CONSENT" means any consent, approval, permit, notice, action, authorization or giving of notice to any Person not a party to this Agreement.

         "DISSENTING SHARES" has the meaning specified in SECTION 3.2(a).

         "EFFECTIVE TIME" means the date and time at which the Merger becomes effective as provided in SECTION 2.2.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" has the meaning specified in SECTION 3.3(a).

         "EXCHANGE FUND" has the meaning specified in SECTION 3.3(a).

         "EXCHANGE RATIO" has the meaning specified in SECTION 3.1(a).

         "FBCA" has the meaning specified in SECTION 2.1.

         "GAAP" means generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or other appropriate board or committee (other than the Emerging Standards Committee), and which are consistently applied for all periods so as to present fairly the financial condition, the results of operations and the cash flows of the relevant Person or Persons.

         "INDEMNIFIED LIABILITIES" has the meaning specified in SECTION 10.2(b).

         "INDEMNIFIED PARTIES" has the meaning specified in SECTION 10.2(b).

         "LEGAL REQUIREMENT" means any domestic, foreign or international law, treaty, ordinance, statute, rule or regulation of any Tribunal or any Order.

         "LIEN" means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien, tax lien, assessment, lease, sublease, adverse claim, levy, charge, liability or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or character whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the

Uniform Commercial Code or comparable law of any jurisdiction) in respect of such properties or assets.

         "MBCL" has the meaning specified in SECTION 2.1.

         "MERGER" has the meaning specified in SECTION 2.1.

         "MERGER CONSIDERATION" has the meaning specified in SECTION 3.3(b).

         "NASDAQ" has the meaning specified in SECTION 4.4(b).

         "NOTICE OF SUPERIOR PROPOSAL" has the meaning specified in SECTION 6.3(b).

         "nSTOR" has the meaning specified in the preamble hereof.

         "nSTOR FILED SEC DOCUMENTS" has the meaning specified in SECTION 5.8.

         "nSTOR OPTIONS" means options to purchase shares of nStor Common Stock as granted pursuant to nStor's 1996 Stock Option Plan that are described in
Schedule 5.4.

         "nSTOR SEC DOCUMENTS" has the meaning specified in SECTION 5.7.

         "nSTOR NOTES" means promissory notes issued by nStor that are convertible into nStor Common Stock and are described on Schedule 5.4.

         "nSTOR SUBSIDIARY" has the meaning specified in the preamble hereof.

         "nSTOR WARRANTS" means warrants to purchase shares of nStor Common Stock that are described on Schedule 5.4.

         "OPTIONS" means options of the Company to purchase shares of Company Common Stock, as granted pursuant to the Company Option Plan that are described in Schedule 4.3.

         "ORDER" means any decision, judgment, order, writ, injunction, decree, award or determination of any Tribunal.

         "PERSON" means any corporation, association, partnership, joint venture, organization, individual, business, trust or any other entity or organization of any kind or character, including a Tribunal.

         "PRE-CLOSING PERIOD" has the meaning specified in SECTION 6.2(a).

         "PROXY STATEMENT" means the proxy statement relating to approval by the shareholders of the Company of the Merger and approval by the shareholders of nStor of the issuance of the Merger Consideration consisting of nStor Common Stock.

         "REGISTRATION STATEMENT" has the meaning specified in SECTION 4.29.

         "SEC" means the Securities and Exchange Commission.


         "SUPERIOR PROPOSAL" has the meaning specified in SECTION 6.3(b).

         "SURVIVING CORPORATION" has the meaning specified in SECTION 2.1.

         "TAKEOVER PROPOSAL" has the meaning specified in SECTION 6.3(a).

         "TAXES" means all taxes, charges, fees, levies or other similar assessments or liabilities (including, without limitation, income, receipts, ad valorem, value added, excise, property (whether real property or personal property), windfall profit, sales, occupation, service, stamp, use, licensing, withholding, employment, payroll, share, capital, surplus, franchise, occupational or other taxes imposed by any Tribunal, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies, or additions to tax.

         "TRIBUNAL" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any foreign or domestic state, province, commonwealth, nation, territory, possession, country, parish, town, township, village or municipality.

         "WARRANTS" means warrants of the Company to purchase shares of Company Common Stock that are described in the Company Disclosure Schedule.